November 19, 2007


Ascendia Brands, Inc.
100 American Metro Boulevard, Suite 108
Hamilton, NJ 08619
Attention: Steven Scheyer

Dear Steven:

Ascendia Brands, Inc. (the "Company") has requested that Prencen Lending LLC ("Prencen Lending") provide a Two Million Dollar ($2,000,000) loan to the Company and Prencen Lending is willing to provide such loan under the following terms and conditions:

1. Prencen Lending shall, on the date hereof, loan the Company Two Million Dollars ($2,000,000). In consideration for such loan, the Company shall, on the date hereof, issue to Prencen Lending (i) an unsecured convertible note (the "Note"), in the form attached hereto as Exhibit A, and (ii) warrants (the "Warrants"), in the form attached hereto as Exhibit B, to purchase Three Million (3,000,000) shares of common stock (the "Common Stock") of the Company at an exercise price equal to the closing price of the Common Stock on the last trading day prior to the date of issuance of the Note. The Note and the Warrants and this letter agreement are being executed and delivered in accordance with Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act") and Rule 506 of Regulation D promulgated thereunder. This letter agreement, the Note and the Warrants are referred to herein as the "Transaction Documents".

2.   The Company hereby represents and warrants to Prencen Lending as follows:

     a. The Company and its subsidiaries (which, for purposes of this letter agreement, means any joint venture or any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted.

     b. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Notes and Warrants in accordance with their terms. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Note and the Warrants, the reservation for issuance and the issuance of the securities underlying the Note and the Warrants (the securities underlying the Note and the Warrants are referred to herein as the "Conversion Shares"; the Note, the Warrants and


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the  Conversion  Shares are referred to herein as the  "Securities"),  have been duly authorized by the Company's board of directors and (other than any filings as may be required by any state securities agencies) no further filing, consent, or authorization is required by the Company, its board of directors or its stockholders. The Transaction Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of
equity  or  applicable  bankruptcy,  insolvency,   reorganization,   moratorium,
liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

     c. The issuance of the Note and the Warrants are duly authorized and upon issuance in accordance with the terms of the Transaction Documents shall be free from all taxes, liens, pre-emptive rights and charges with respect thereto. The Company shall have reserved from its duly authorized (but unissued) capital stock not less than 100% of the maximum number of shares of Common Stock issuable upon conversion of the Warrants and, prior to conversion of the Note, the Note. Upon conversion in accordance with the Note or exercise in accordance with the Warrants, as the case may be, the Conversion Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of the securities into which the Note or Warrants are convertible.

     d. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Note, the Warrants, and reservation for issuance of the Conversion Shares) will not (i) result in a violation of the Certificate of Incorporation of the Company, any capital stock of the Company or its by-laws or the certificates of designations of the Company, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any material law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the American Stock Exchange) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected.

     e. Other than the Company's filing of a listing application with the American Stock Exchange or any necessary consent obtained by the Company prior to the issuance of the Note or the Warrants, neither the Company nor any of its subsidiaries is required to obtain any consent, authorization or order of, or make any application to or filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof. The term "Person", as used herein, means an


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individual,  a limited  liability  company,  a partnership,  a joint venture,  a corporation, a trust, an unincorporated organization, any other entity, and/or a government or any department or agency thereof.

     f. The Company understands and acknowledges that (i) the number of Conversion Shares issuable upon conversion of the Note and exercise of the Warrants, will increase in certain circumstances and (ii) the Company's board of directors determined that the transactions contemplated by the Transaction Documents are in the best interests of the Company's stockholders. The Company further acknowledges that its obligation to issue Conversion Shares issuable upon conversion of the Note and exercise of the Warrants in accordance with the Note and the Warrants is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

     g. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Certificate of Incorporation or the laws of the jurisdiction of its formation which is or could become applicable to Prencen Lending as a result of the transactions contemplated by the Transaction Documents, including, without limitation, the Company's issuance of the Note, the Warrants and the Conversion Shares. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

3.   Prencen Lending hereby represents and warrants to the Company as follows:

     a. Prencen Lending (i) is acquiring the Note and the Warrants and (ii) upon conversion (if applicable) of the Note or exercise of the Warrants, will acquire the Conversion Shares, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, Prencen Lending does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Prencen Lending is acquiring or has acquired, as applicable, the Securities hereunder in the ordinary course of its business. Prencen Lending does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

     b. Prencen Lending is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

     c. Prencen Lending understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Prencen Lending's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Prencen Lending set forth herein in order to determine the availability of such exemptions and the eligibility of Prencen Lending to acquire the Securities.

     d. Prencen Lending and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by Prencen Lending. Prencen Lending and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by Prencen
Lending or its advisors, if any, or its representatives shall modify, amend or affect Prencen Lending's right to rely on the Company's representations and warranties contained herein. Prencen Lending understands that its investment in the Securities involves a high degree of risk. Prencen Lending has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

     e. Prencen Lending understands that: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Prencen Lending shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Prencen Lending provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144(k) promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, "Rule 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

     f. Prencen Lending understands that the certificates or other instruments representing the Note and the Warrants and, until such time as the resale of the Conversion Shares have been registered under the 1933 Act, the stock certificates representing the Conversion Shares, except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

          [NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE] [EXERCISABLE] HAVE BEEN] [THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR
          (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD
          PURSUANT TO RULE 144 OR RULE 144(K) UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Prencen Lending understands (and the Company agrees) that upon the request of the holders of the Securities, the legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or
(iii) such holder provides the Company with reasonable assurance, including an opinion of counsel in a generally acceptable form, that the Securities can be sold, assigned or transferred pursuant to Rule 144.

4. a. All questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this letter agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

     b. This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

     c. If any provision of this letter agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this letter agreement in that jurisdiction or the validity or enforceability of any provision of this letter agreement in any other jurisdiction.

     d. The Transaction Documents contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this letter agreement may be amended other than by an instrument in writing signed by the Company and Prencen Lending.

     e. This letter agreement shall be binding upon and inure to the benefit of the parties and their respective successors. The Company shall not assign this letter agreement or any rights or obligations hereunder without the prior written consent of Prencen Lending. Prencen Lending may assign some or all of its rights hereunder only in connection with the transfer of any of all or a portion of the Note, the Warrants or the Conversion Shares, which transfer shall be in accordance with applicable securities laws.

     f. This letter agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

     g. The representations and warranties of Prencen Lending shall survive the delivery of the Note and the Warrants and the conversion or exercise of the Note and the Warrants.

     h. The Company shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this letter agreement and the consummation of the transactions contemplated hereby.

     i. In consideration of Prencen Lending's execution and delivery of the Transaction Documents and acquiring the Note and the Warrants and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless Prencen Lending and all of its members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this letter agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company and/or any of its subsidiaries) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (ii) the status of Prencen Lending (or any future transferee of the Note, the Warrants or the Conversion Shares) as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

     j. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this letter agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

               If to the Company:

                    Ascendia Brands, Inc.
                    100 American Metro Boulevard
                    Suite 108
                    Hamilton, NJ 08619
                    Telephone: (609) 219-0930

                    Facsimile: (609) 890-8458
                    Attention: General Counsel

               With a copy (for informational purposes only) to:

                    Kramer Levin Naftalis & Frankel LLP
                    1177 Avenue of the Americas
                    New York, NY 10036
                    Telephone: (212) 715-9100
                    Facsimile: (212) 715-8000
                    Attention: Thomas D. Balliett

               If to Prencen Lending:

                    Prencen Lending LLC
                    623 Fifth Avenue, 32nd Floor
                    New York, New York  10022
                    Telephone: (212) 756-8051
                    Facsimile: (212) 756-1471
                    Attention: Mathew B. Hoffman, Esq.

               with a copy (for informational purposes only) to:

                    Schulte Roth & Zabel LLP
                    919 Third Avenue
                    New York, New York  10022
                    Telephone: (212) 756-2000
                    Facsimile: (212) 593-5955
                    Attention: Eleazer N. Klein, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.
Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

     k. The language used in this letter agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

     If the Company is in agreement with the foregoing, please return an executed copy of this letter agreement and the other Transaction Documents to my attention on or prior to 2:00 p.m. on November 19, 2007.

                                Sincerely,

                                PRENCEN LENDING LLC,
                                By: Prentice Capital Management, LP,
                                as Manager


                                By:  /s/ Matthew Hoffman
                                     -----------------------------------
                                     Name:   Matthew Hoffman
                                     Title:  General Counsel


ACKNOWLEDGED AND AGREED
TO BY:

ASCENDIA BRANDS, INC.


By:  /s/ Andrew Sheldrick
     -----------------------
     Name:   Andrew Sheldrick
     Title:  General Counsel